                 [AMERICAN TECHNICAL CERAMICS CORP. LETTERHEAD]

_____________  ___, 2002

Dear Option Holder:

     On behalf of American Technical Ceramics Corp., I am writing to provide you with the results of our recent offer to exchange (the "Offer") outstanding options (the "Options") granted under the American Technical Ceramics Corp. 1997 Stock Option Plan (the "1997 Plan") and the American Technical Ceramics Corp. 2000 Incentive Stock Plan (the "2000 Plan" and, together with the 1997 Plan, the "eligible option plans") with a per share exercise price of $19.50 or more for new options (the "New Options") that we will grant under an eligible option plan. All capitalized terms used in this letter that are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying our Offer to Exchange dated January 16, 2002.

     The Offer expired at 12:00 midnight, Eastern Time, on __________ __, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, we accepted for exchange Tendered Options exercisable for a total of _______ shares of Common Stock and canceled all such Tendered Options. We have accepted for exchange and canceled the number of Options tendered by you as set forth on Annex A attached to this letter.

     In accordance with the terms and subject to the conditions of the Offer, you will receive New Options exercisable for the number of shares of Common Stock set forth on Annex A attached to this letter in exchange for the Options tendered by you and accepted by us for exchange, as adjusted for any intervening stock splits, stock dividends and similar events.

     In accordance with the terms of the Offer, we currently expect to grant to you New Options on or about _________ __, 2002. At that time, as described in the Offer to Exchange, you will receive a new option agreement to be entered into between us. The per share exercise price of the New Options will equal 100% of the fair market value of the Common Stock on the date we grant the New Options, as determined by the last reported sale price of the Common Stock on the American Stock Exchange on such date (provided that the Common Stock is quoted on the American Stock on such date).

     In accordance with the terms of the Offer, if you are not an employee of American Technical Ceramics Corp. or one of its subsidiaries from the date you tender Options through the date of grant of the New Options, you will not receive any New Options or other consideration for your Tendered Options.

     If you have any questions about your rights in connection with the grant of a New Option, please contact Ms. Kathleen Kelly by telephone: (631) 622-4710 or by email at kkelly@atceramics.com.

                                        Sincerely,

                                        ---------------------------------------
                                        Victor Insetta
                                        President and Chief Executive Officer

                                     Annex A


NAME OF OPTION HOLDER:
                      ----------------------------------------------------------

NUMBER OF SHARES OF COMMON STOCK SUBJECT TO
NEW OPTIONS TO BE GRANTED TO OPTION HOLDER
(SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER):
                                                   -----------------------------

                                                                                                       NUMBER OF OPTION SHARES
 GRANT NUMBER OF TENDERED OPTION   GRANT DATE OF TENDERED OPTION     EXERCISE PRICE OF TENDERED      SUBJECT TO TENDERED OPTION
      ACCEPTED FOR EXCHANGE            ACCEPTED FOR EXCHANGE        OPTION ACCEPTED FOR EXCHANGE        ACCEPTED FOR EXCHANGE
 -------------------------------   -----------------------------    ----------------------------     --------------------------













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